                                                                      EXHIBIT 12

                     GATX RAIL CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                SEPTEMBER 30                 SEPTEMBER 30
                                                           ---------------------       -----------------------
                                                             2000          1999          2000           1999
                                                           -------       -------       --------       --------
Earnings available for fixed charges:
    Net income                                             $  28.4       $  29.3       $   84.8       $   85.5

    Add (deduct):
        Income taxes                                          17.5          19.2           50.2           54.7
        Share of affiliates' earnings, net of
          distributions received                              (5.2)         (3.9)         (10.3)         (16.6)
        Interest on indebtedness and
          amortization of debt discount
          and expense                                         29.0          27.8           89.2           81.3
        Amortization of capitalized interest                    .3            .3            1.0            1.0
        Portion of rents representative of interest
          factor (deemed to be one-third)                     13.3           9.6           35.0           28.6
                                                           -------       -------       --------       --------
    Total earnings available for fixed charges             $  83.3       $  82.3       $  249.9       $  234.5
                                                           =======       =======       ========       ========
Fixed Charges:
       Interest on indebtedness and
          amortization of debt discount
          and expense                                      $  29.0       $  27.8       $   89.2       $   81.3
      Capitalized interest                                      .1            .2             .4             .6
      Portion of rents representative of interest
          factor (deemed to be one-third)                     13.3           9.6           35.0           28.6
                                                           -------       -------       --------       --------
    Total fixed charges                                    $  42.4       $  37.6       $  124.6       $  110.5
                                                           =======       =======       ========       ========
Ratio of earnings to fixed charges (a)                        1.96x         2.19x          2.01x          2.12x

(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.